                                   AGREEMENT


         This Agreement is entered into this the 19th day of August, 1997, by and between Lone Star International Energy, Inc., 200 Palo Pinto Street, Suite 108, Weatherford, Texas 76086, (hereinafter referred to as "Lone Star"), and Prism Corporation, 2526 E. 71st Street, Suite A, Tulsa, Oklahoma 74136, (hereinafter referred to as "Prism"), to be effective as of this date.

                                   RECITALS

         WHEREAS, Lone Star is a public corporation engaged in the oil & gas exploration and development and other energy related business, and whose shares are traded on the NASDAQ Bulletin Board under the symbol "LNST"; and,

         WHEREAS, Lone Star is interested in the acquisition of proven oil & gas reserves with development opportunities to add to its current oil & gas inventory, and wishes to utilize certain of its restricted shares of common stock whenever possible to secure such acquisitions; and,

         WHEREAS, Prism is engaged in the oil & gas exploration, development and operations industry, and from time to time locates, evaluates and markets oil & gas properties to other industry partners; and,

         WHEREAS, Prism has located and evaluated an oil & gas reserve and production property known as the Two Medicine Cut Bank Sand Unit (the "Unit"), and believes that this property meets the requirements of Lone Star and is available for acquisition through the Bankruptcy Court in the State of Montana; and,

         WHEREAS, the parties desire to work together for the purpose of acquiring the Unit for their joint accounts.

          NOW THEREFORE, in consideration of the mutual benefits to be obtained, and the terms and conditions as hereinafter stipulated, the Parties agree as follows:

1. Lone Star and Prism agree to form and file of record a Limited Liability Company to be known as Provident Energy Associates of Montana, L.L.C. ("Provident") for the specific purpose of acquiring title to the Unit and to serve as the Operator of record for the Unit after closing of the acquisition. Ownership of Provident shall be on the basis of 75% for Lone Star and 25% for Prism, with ownership of the underlying assets to be acquired (the Unit), being on the same percentage basis. Neither party will be restricted from further transfer of a portion of its respective interest in Provident, however, such transfer will not relieve the transferring party from its duties and responsibilities as hereinafter defined. Neither party shall convey all of its interest in Provident without offering a first right of refusal to the other party, and the party receiving such notice shall have 30 days in which to elect to acquire the offered interest on the same terms being offered to any outside third party. Failure of the party receiving notice to make its election within the 30 day period will be deemed to be its election not to acquire the offered interest.

2. Lone Star agrees to provide total consideration in the sum of Six Million Dollars ($6,000,000.00) for the acquisition of the Unit on behalf of Provident. Said consideration to be in the form of cash in the amount not less than Three Hundred Thousand Dollars ($300,000), and Restricted Rule 144 shares of Common Stock up to Five Million Seven Hundred Thousand Dollars ($5,700,000.00) using a share price of $3.50 per share, or a maximum total of 1,628,571 shares. In the event the cash portion exceeds $300,000, the stock portion will be proportionately reduced. It is understood that Prism has, on behalf of Provident, negotiated a proposed offer to purchase the Unit, and will submit the offer to the Bankruptcy Trustee. This offer consists of cash and restricted stock of Lone Star, and a copy thereof is attached hereto as Exhibit "A". The Parties hereto confirm and agree that any restricted stock of Lone Star not actually utilized in the offer to the Bankruptcy Trustee, and required for the acquisition of the Unit, shall be registered and delivered to Prism Corporation as part of the agreed purchase price. Prism shall provide a schedule to Lone Star as to how such shares are to be registered and issued at closing. In addition, any of the cash portions of the purchase funds not paid directly to the Bankruptcy Trustee are to be applied as an expense reimbursement to Prism.

3. Upon closing the acquisition of the Unit, Prism will assume the operations management of Provident, and in such capacity shall oversee and be responsible for the day to day field operations on the Unit. The Parties agree that operations will be conducted in accordance with the terms of a mutually negotiated and agreed Joint Operating Agreement to include a COPAS or other form accounting procedure stipulating among other things, the administrative overhead to be charged the joint account, and the expenditure authority of the Operator. The Joint Operating Agreement shall also include the provision for the removal of the Operator without cause.

4. It is the intent of the Parties to restore to production the 82 wells currently within the Unit and to evaluate the Unit to determine the optimum locations for horizontal secondary recovery wells. Lone Star agrees that it will fund 100% of the costs associated with the restoration of the existing 82 wells, and will carry the 25% interest of Prism therein through the restoration activity. The Parties agree that secondary development through a horizontal drilling program may be negotiated on a different basis, and other third parties may be included in such development.

5 Lone Star further agrees to provide the funding and/or security necessary for the fulfillment of the various bonding requirements of the Operator of the Unit. These include, but may not be limited to
         (a) State of Montana Operators Bond, (b) Bureau of Indian Affairs Bond, (c) Black Feet Indian Nation Bond, and (d) EPA Bond.


6. Prism as operating manager of Provident agrees to manage the day to day field operations of the Unit in accordance with the agreed Joint Operating Agreement. Prism shall have all production revenue paid to the account of Provident, and shall promptly pay the necessary operating expenses as provided in accordance with the Operating Agreement and Accounting Procedure. After payment of said operating expenses, Prism shall cause Provident to distribute the net revenue from production to Lone Star and Prism in the percentage of ownership interest as hereinabove stipulated.

7. All of the Exhibits referred to in this Agreement are hereby incorporated herein by this reference.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs or successors and assigns.

9. Any notice required or permitted to be given hereunder shall be deemed to have been properly given (a) three days after deposited in the United States Mail, with first-class postage affixed, (b) immediately upon receipt of a telefax, provided that a hard copy is thereafter received by regular mail, by Federal Express or by Express Mail, (c) immediately upon receipt via Federal Express or by Express Mail, or (d) immediately upon receipt of Certified or Registered United States Mail, Return Receipt Requested, all of which shall be addressed to the party to whom notice is intended at the following address of each party:

                          Lone Star International Energy, Inc.
                          200 Palo Pinto
                          Suite 108
                          Weatherford, Texas 76086

                          Prism Corporation
                          2526 East 7st Street
                          Suite A
                          Tulsa, Oklahoma 74136

         Or at such other address as may from time to time be designated by the parties, in writing.

10. This Agreement may not be amended nor any rights hereunder be waived, except by an instrument in writing signed by the Parties.

 11. If any provision of this Agreement shall be held illegal or invalid, this Agreement shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

12. The provisions hereof constitute the complete agreement of the parties with respect to the subject matter hereof and supersede all previous agreements, understandings and/or negotiations between the parties, whether written or oral, with respect thereto.

13. This Agreement is made and entered into in, and is governed by the laws of the State of Texas.

         IN WITNESS WHEREOF, this Agreement is executed and shall be effective as of the date first above written.

                                   LONE STAR INTERNATIONAL ENERGY, INC.

                                   /s/ C. E. JUSTICE
                                   ---------------------------------------------
                                   C. E. Justice
                                   President


                                   Prism Corporation

                                   /s/ GARY L. LITTLE
                                   ---------------------------------------------
                                   Gary L. Little
                                   President

[PRISM CORPORATION LETTERHEAD]



August 21, 1997



Mr. Gary S. Deschenes, Esq.
Trustee in Bankruptcy
P.O. Box 3502                                         Via Fax 406/761-6784
Strain Building, Suite 508
Great Falls, Montana 59403-3502

RE:      Mont-Mill Operating Co.
         Case No. 96-40645-7
         Revised

Dear Gary:

This letter will serve to formalize our discussions regarding our offer to purchase all of the assets of the above captioned bankruptcy estate. From the information that has been furnished by you and others, we believe those assets to be as follows:

         1. 100% of the working interest in and to all leases as set forth in Exhibit "A", attached hereto. Said working interest having a Net Revenue Interest of 81.50300095%. Said leases comprise 100% of the leasehold within the Two Medicine Cut Bank Sand Unit, Glacier and Ponderosa Counties, Montana.

         2.    100% of the right, title and interest in and to the following,
               (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Leasehold Interest; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Leasehold Interest being a part thereof, including all production from such pool or unit allocated to any such Leasehold Interest, and 100% interest in any wells within the unit or pool associated with such Leasehold Interest; (iii) all real property, personal property, equipment, fixtures and improvements now located on or used in connection with the exploration, development or operation of the Leasehold Interests, including, without limitation the equipment described in Exhibit "B" to this letter, "Mont-Mill Cut Bank Sand Unit." Generalized Inventory; (iv) all rights in and to all easements, rights-of-way, servitudes, permits, licenses, franchises and other estates or similar rights and privileges related to or used in connection with the Leasehold Interests;
               (v) all contracts, agreements, leases and other arrangements used or useful in connection with the Leasehold Interest; and (vi) all non-confidential and non proprietary, books, records, files, [illegible] of title, reports and similar documents and materials that relate to the foregoing interests.
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Mr. Gary S. Deschenes, Esq.
August 21, 1997
Page 2



         3. Any other real or personal property of the Mont-Mill Operating Company discovered subsequent to this offer.


All of the above being a more detailed description of the assets described as "Lot A and Lot B" in the "Trustee's Motion for Order Authorizing Sale of Assets Free and Clear of All Liens" as approved by the court April 5, 1997.

As we have discussed, we will form a new entity (PROVIDENT ENERGY ASSOCIATES, LLC.) that will receive the assets of the estate. The total consideration offered for the above enumerated assets is $1,733,645.41, payable as outlined in Exhibit "C" to this Offering Letter. We are basically offering to pay all the third party bills at the actual cost of settlement not to exceed the amount that is indicated on Exhibit "C" in cash and exchange the insider claims for Common Stock of Lone Star International Energy, Inc. equal to the value of those claims, based upon a share price of the greater of $3.50 per share or $1.00 per share above the closing share price on the date of acceptance of this offer, (rounded to the nearest full share). The Common Stock delivered at closing will be restricted Rule 144 Stock that carries a ONE YEAR holding period under the current Securities Regulations. Said restriction period expires one year from date of issue.

In order to help you evaluate this offer, please feel free to contact Mr. Don
R. Pyles, General Counsel for Lone Star International Energy, Inc. (817) 598-0542, with any questions you may have about the company.

         This offer is subject to:

         (i) Clear and unencumbered transfer of all the above described assets.

         (ii) Approval by the appropriate governing authorities of the transfer and assignment of the unit.

         (iii) Ratification by the appropriate governing authority that the Two Medicine Cut Bank Sand Unit is currently a valid secondary recovery unit.


                                             Very truly yours,


                                             /s/ GARY L. LITTLE

                                             Gary L. Little
                                             President